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                                                                     EXHIBIT 4.1


                          AMENDMENT OF RIGHTS AGREEMENT


         AMENDMENT (this "Amendment"), dated as of November 6, 2000, to the Rights Agreement (the "Rights Agreement"), dated as of August 6, 1998, by and between Universal Foods Corporation d/b/a Sensient Technologies Corporation (formerly Universal Foods Corporation), a Wisconsin corporation (the "Company"), and Wells Fargo Bank Minnesota, N.A. (as successor to Firstar Trust Company), as Rights Agent (the "Rights Agent").

                                    RECITALS

         A. The Company and Firstar Trust Company have heretofore executed and entered into the Rights Agreement.

         B. Pursuant to Section 21 of the Rights Agreement, the Company has removed Firstar Trust Company as Rights Agent and appointed Wells Fargo Bank Minnesota, N.A. as successor Rights Agent, in each case effective as of October 16, 2000.

         C. On September 7, 2000 the name of the Company was changed from Universal Foods Corporation to Sensient Technologies Corporation, subject to approval by the shareholders of the Company at its next Annual Meeting on April 26, 2001, and commencing on November 6, 2000 (the "Launch Date") until the Annual Meeting the Company will utilize the name "Sensient Technologies Corporation" as a fictitious name and, when legally necessary or appropriate, the Company will refer to itself as "Universal Foods Corporation d/b/a Sensient Technologies Corporation."

         D. Pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof.

         E. All acts and things necessary to make to this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

                                    AGREEMENT

         NOW THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties hereby agree as follows:

         1. The Rights Agreement is hereby modified and amended by deleting all references to "Firstar Trust Company" and substituting therefor "Wells Fargo Bank Minnesota, N.A." as the successor Rights Agent.

         2. The Rights Agreement is hereby modified and amended by deleting the business address of Firstar Trust Company in Section 26 thereof and substituting therefor the business address of Wells Fargo Bank Minnesota, N.A.



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         3.       Effective from and after the Launch Date, the Rights Agreement is hereby modified and amended by deleting all references to "Universal Foods Corporation" and substituting therefor "Universal Foods Corporation d/b/a Sensient Technologies Corporation." Upon approval of the new name by the Company's shareholders, the Rights Agreement shall be deemed amended so that the use of the fictitious name shall cease and the Company shall be referred to as "Sensient Technologies Corporation." Such amendment shall be self-effecting upon shareholder approval without further action by the Company.

         4. If the name "Sensient Technologies Corporation" is not approved by the shareholders, the use of the fictitious name shall cease and the Company shall once again be referred to as "Universal Foods Corporation" without further action by the Company.

         5. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contacts to be made and performed entirely within such State, without giving to its principles of conflicts of laws.

         6. This Amendment may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

         7. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.

         8. In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

         IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the day and year first written above.

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Attest:                                             UNIVERSAL FOODS CORPORATION
------                                              D/B/A SENSIENT TECHNOLOGIES
                                                    CORPORATION

By:     /s/ Christopher Lawlor                      By:    /s/ John L. Hammond
-------------------------------------                   ----------------------------------------
Name:   Christopher Lawlor                          Name:  John L. Hammond
Title:  Assistant General Counsel                   Title: Vice President, Secretary & General
                                                             Counsel

Attest:                                             WELL FARGO BANK MINNESOTA,
------                                              N.A.

By:     /s/ Karri Van Dell                          By:    /s/ John Baker
-------------------------------------                   ----------------------------------------
Name:   Kari Van Dell                               Name:  John Baker
Title:  Assistant Vice President                    Title:  Assistant Vice President


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